AUTODESK, INC. ANNOUNCES FISCAL 2024 FIRST QUARTER RESULTS
- First quarter revenue grew 8 percent, and 12 percent at constant exchange rates, to $1.3 billion.
- Cash flow from operating activities was $723 million, up 67 percent year over year, and free cash flow was $714 million, up 69 percent.
- Current remaining performance obligations were $3.5 billion, up 12 percent year over year.

SAN FRANCISCO, MAY 25, 2023-- Autodesk, Inc. (NASDAQ: ADSK) today reported financial results for the first quarter of fiscal 2024.

All growth rates are compared to the first quarter of fiscal 2023, unless otherwise noted. A reconciliation of GAAP to non-GAAP results is provided in the accompanying tables. For definitions, please view the Glossary of Terms later in this document.

First Quarter Fiscal 2024 Financial Highlights
•Total revenue increased 8 percent to $1,269 million;
•GAAP operating margin was 17 percent, down 1 percentage point;
•Non-GAAP operating margin was 32 percent, down 2 percentage points;
•GAAP diluted EPS was $0.75; Non-GAAP diluted EPS was $1.55;
•Cash flow from operating activities was $723 million; free cash flow was $714 million.

“We are deploying next-generation technology and services and end-to-end digital transformation within and between the industries we serve and shifting Autodesk from products to capabilities,” said Andrew Anagnost, Autodesk president and CEO. “Autodesk remains relentlessly curious with a propensity and desire to evolve and innovate. Our transformation from products to capabilities will enable us to forge broader, trusted and more durable partnerships with more customers.”

"Autodesk started the year strongly with rising renewal rates, robust free cash flow generation, and revenue toward the top end of our guidance range when adjusted for upfront revenue co-termed to later in the year,” said Debbie Clifford, CFO of Autodesk. “With normal seasonality, peak second quarter currency and Russia headwinds, and a strong second-half pipeline of enterprise agreements last renewed three years ago in the immediate aftermath of the onset of the pandemic, we remain on track to achieve our full-year financial goals.”

Additional Financial Details
•Total billings increased 4 percent to $1,172 million.
•Total revenue was $1,269 million, an increase of 8 percent as reported, and 12 percent on a constant currency basis. Recurring revenue represents 98 percent of total.
•Design revenue was $1,086 million, an increase of 8 percent as reported, and 12 percent on a constant currency basis. On a sequential basis, Design revenue decreased 2 percent as reported and on a constant currency basis.
•Make revenue was $121 million, an increase of 17 percent as reported, and 20 percent on a constant currency basis. On a sequential basis, Make revenue increased 2 percent as reported, and on a constant currency basis.
•Subscription plan revenue was $1,193 million, an increase of 10 percent as reported, and 13 percent on a constant currency basis. On a sequential basis, subscription plan revenue decreased 2 percent as reported, and 1 percent on a constant currency basis.

•Net revenue retention rate remained within the range of 100 to 110 percent, on a constant currency basis.
•GAAP operating income was $217 million, compared to $214 million in the first quarter last year. GAAP operating margin was 17 percent, down 1 percentage point compared to the first quarter last year.
•Total non-GAAP operating income was $404 million, compared to $397 million in the first quarter last year. Non-GAAP operating margin was 32 percent, down 2 percentage points compared to the first quarter last year.
•GAAP diluted net income per share was $0.75, compared to $0.67 in the first quarter last year.
•Non-GAAP diluted net income per share was $1.55, compared to $1.43 in the first quarter last year.
•Deferred revenue increased 20 percent to $4.48 billion. Unbilled deferred revenue was $904 million, a decrease of $30 million compared to the first quarter of last year. Remaining performance obligations (“RPO”) increased 15 percent to $5.39 billion. Current RPO increased 12 percent to $3.51 billion.
•Cash flow from operating activities was $723 million, an increase of $289 million compared to the first quarter last year. Free cash flow was $714 million, an increase of $292 million compared to the first quarter last year.

First Quarter Fiscal 2024 Business Highlights

Net Revenue by Geographic Area

	Three Months Ended April 30, 2023	Three Months Ended April 30, 2022	Change compared to prior fiscal year		Constant currency change compared to prior fiscal year
(In millions, except percentages)			$	%	%
Net Revenue:
Americas
U.S.	$456	$398	$58	15%	*
Other Americas	97	86	11	13%	*
Total Americas	553	484	69	14%	14%
EMEA	474	449	25	6%	11%
APAC	242	237	5	2%	8%
Total Net Revenue	$1,269	$1,170	$99	8%	12%
____________________
* Constant currency data not provided at this level.

Net Revenue by Product Family

Our product offerings are focused in four primary product families: Architecture, Engineering and Construction ("AEC"), AutoCAD and AutoCAD LT, Manufacturing ("MFG"), and Media and Entertainment ("M&E").

	Three Months Ended April 30, 2023	Three Months Ended April 30, 2022	Change compared to prior fiscal year
(In millions, except percentages)			$	%
AEC (1)	$582	$537	$45	8%
AutoCAD and AutoCAD LT (1)	349	327	22	7%
MFG	246	225	21	9%
M&E	71	68	3	4%
Other	21	13	8	62%
Total Net Revenue	$1,269	$1,170	$99	8%
____________________
(1) During fiscal 2023, the Company corrected an immaterial classification error and reclassified certain revenue amounts between Architecture, Engineering and Construction and AutoCAD and AutoCAD LT. The results for the fiscal quarter ended April 30, 2022, were updated to conform to the current period presentation. These reclassifications did not impact total net revenue.

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties, some of which are set forth below under "Safe Harbor Statement." Autodesk's business outlook for the second quarter and full-year fiscal 2024 considers the current economic environment and foreign exchange currency rate environment. A reconciliation between the fiscal 2024 GAAP and non-GAAP estimates is provided below or in the tables following this press release.

Second Quarter Fiscal 2024

Q2 FY24 Guidance Metrics	Q2 FY24 (ending July 31, 2023)
Revenue (in millions)	$1,315 - $1,325
EPS GAAP	$0.81 - $0.85
EPS non-GAAP (1)	$1.70 - $1.74
____________________
(1) Non-GAAP earnings per diluted share excludes $0.90 related to stock-based compensation expense, $0.09 for the amortization of both purchased intangibles and developed technologies, $0.01 for acquisition-related costs, partially offset by ($0.11) related to GAAP-only tax charges.

Full Year Fiscal 2024

FY24 Guidance Metrics	FY24 (ending January 31, 2024)
Billings (in millions) (1)	$5,025 - $5,175 Down 13% - 11%
Revenue (in millions) (2)	$5,355 - $5,455 Up 7% - 9%
GAAP operating margin	Approx. flat year over year
Non-GAAP operating margin (3)	Approx. flat year over year
EPS GAAP	$3.68 - $4.02
EPS non-GAAP (4)	$7.07 - $7.41
Free cash flow (in millions) (5)	$1,150 - $1,250
____________________
(1) Excluding the impact of foreign currency exchange rates and hedge gains/losses, billings guidance would be down approximately 11% to 9%.
(2) Excluding the impact of foreign currency exchange rates and hedge gains/losses, revenue guidance would be up approximately 11% to 13%.
(3) Non-GAAP operating margin excludes approximately 13% related to stock-based compensation expense, approximately 2% for the amortization of both purchased intangibles and developed technologies, and less than 1% related to acquisition-related costs.
(4) Non-GAAP earnings per diluted share excludes $3.33 related to stock-based compensation expense, $0.36 for the amortization of both purchased intangibles and developed technologies, and $0.03 related to acquisition-related costs, partially offset by ($0.33) related to GAAP-only tax charges.
(5) Free cash flow is cash flow from operating activities less approximately $35 million of capital expenditures.

The second quarter and full-year fiscal 2024 outlook assume a projected annual effective tax rate of 24 percent and 18 percent for GAAP and non-GAAP results, respectively. Shifts in geographic profitability continue to impact the annual effective tax rate due to significant differences in tax rates in various jurisdictions. Therefore, assumptions for the annual effective tax rate are evaluated regularly and may change based on the projected geographic mix of earnings.

Earnings Conference Call and Webcast

Autodesk will host its first quarter conference call today at 5 p.m. ET. The live broadcast can be accessed at autodesk.com/investor. A transcript of the opening commentary will also be available following the conference call.

A replay of the broadcast will be available at 7 p.m. ET at autodesk.com/investor. This replay will be maintained on Autodesk's website for at least 12 months.

Investor Presentation Details

An investor presentation, Excel financials and other supplemental materials providing additional information can be found at autodesk.com/investor.

Contacts
Investors:
Simon Mays-Smith
415-746-0137
simon.mays-smith@autodesk.com

Press:
Renée Francis
628-888-4599
renee.francis@autodesk.com

Key Performance Metrics

To help better understand our financial performance, we use several key performance metrics including billings, recurring revenue and net revenue retention rate ("NR3"). These metrics are key performance metrics and should be viewed independently of revenue and deferred revenue. These metrics are not intended to be combined with those items. We use these metrics to monitor the strength of our recurring business. We believe these metrics are useful to investors because they can help in monitoring the long-term health of our business. Our determination and presentation of these metrics may differ from that of other companies. The presentation of these metrics is meant to be considered in addition to, not as a substitute for or in isolation from, our financial measures prepared in accordance with GAAP.

Glossary of Terms

Billings: Total revenue plus the net change in deferred revenue from the beginning to the end of the period.

Cloud Service Offerings: Represents individual term-based offerings deployed through web browser technologies or in a hybrid software and cloud configuration. Cloud service offerings that are bundled with other product offerings are not captured as a separate cloud service offering.

Constant Currency (CC) Growth Rates: We attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative periods. We calculate constant currency growth rates by (i) applying the applicable prior period exchange rates to current period results and (ii) excluding any gains or losses from foreign currency hedge contracts that are reported in the current and comparative periods.

Design Business: Represents the combination of maintenance, product subscriptions, and all EBAs. Main products include, but are not limited to, AutoCAD, AutoCAD LT, Industry Collections, Revit, Inventor, Maya and 3ds Max. Certain products, such as our computer aided manufacturing solutions, incorporate both Design and Make functionality and are classified as Design.

Enterprise Business Agreements (EBAs): Represents programs providing enterprise customers with token-based access to a broad pool of Autodesk products over a defined contract term.

Flex: A pay-as-you-go consumption option to pre-purchase tokens to access any product available with Flex for a daily rate.

Free Cash Flow: Cash flow from operating activities minus capital expenditures.

Industry Collections: Autodesk Industry Collections are a combination of products and services that target a specific user objective and support a set of workflows for that objective. Our Industry Collections consist of: Autodesk Architecture, Engineering and Construction Collection, Autodesk Product Design and Manufacturing Collection, and Autodesk Media and Entertainment Collection.

Maintenance Plan: Our maintenance plans provide our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance plans, customers are eligible to receive unspecified upgrades when and if available, and technical support. We recognize maintenance revenue over the term of the agreements, generally one year.

Make Business: Represents certain cloud-based product subscriptions. Main products include, but are not limited to, Assemble, Autodesk Build, BuildingConnected, Fusion 360 and ShotGrid. Certain products, such as Fusion 360, incorporate both Design and Make functionality and are classified as Make.

Net Revenue Retention Rate (NR3): Measures the year-over-year change in Recurring Revenue for the population of customers that existed one year ago (“base customers”). Net revenue retention rate is calculated by dividing the current quarter Recurring Revenue related to base customers by the total corresponding quarter Recurring Revenue from one year ago. Recurring Revenue is based on USD reported revenue, and fluctuations caused by changes in foreign currency exchange rates and hedge gains or losses have not been eliminated. Recurring Revenue related to acquired companies, one year after acquisition, has been captured as existing customers until such data conforms to the calculation methodology. This may cause variability in the comparison.

Other Revenue: Consists of revenue from consulting, training, and other products and services, and is recognized as the products are delivered and services are performed.

Product Subscription: Provides customers a flexible, cost-effective way to access and manage 3D design, engineering, and entertainment software tools. Our product subscriptions currently represent a hybrid of desktop and cloud functionality, which provides a device-independent, collaborative design workflow for designers and their stakeholders.

Recurring Revenue: Consists of the revenue for the period from our traditional maintenance plans, our subscription plan offerings, and certain Other revenue. It excludes subscription revenue related to third-party products. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

Remaining Performance Obligations (RPO): The sum of total short-term, long-term, and unbilled deferred revenue. Current remaining performance obligations is the amount of revenue we expect to recognize in the next twelve months.

Spend: The sum of cost of revenue and operating expenses.

Subscription Plan: Comprises our term-based product subscriptions, cloud service offerings, and EBAs. Subscriptions represent a combined hybrid offering of desktop software and cloud functionality which provides a device-independent, collaborative design workflow for designers and their stakeholders. With subscription, customers can use our software anytime, anywhere, and get access to the latest updates to previous versions.

Subscription Revenue: Includes our cloud-enabled term-based product subscriptions, cloud service offerings, and flexible EBAs.

Unbilled Deferred Revenue: Unbilled deferred revenue represents contractually stated or committed orders under early renewal and multi-year billing plans for subscription, services, and maintenance for which the associated deferred revenue has not been recognized. Under FASB Accounting Standards Codification ("ASC") Topic 606, unbilled deferred revenue is not included as a receivable or deferred revenue on our Condensed Consolidated Balance Sheet.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including quotations from management, statements in the paragraphs under “Business Outlook” above statements about our short-term and long-term goals, statements regarding our strategies, market and product positions, performance and results, and all statements that are not historical facts. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: our strategy to develop and introduce new products and services and to move to platforms and capabilities, exposing us to risks such as limited customer acceptance (both new and existing customers), costs related to product defects, and large expenditures; global economic and political conditions, including foreign exchange headwinds, recessionary fears, supply chain disruptions, resulting inflationary pressures and hiring conditions; costs and challenges associated with strategic acquisitions and investments; dependency on international revenue and operations, exposing us to significant international regulatory, economic, intellectual property, collections, currency exchange rate, taxation, political, and other risks, including risks related to the war against Ukraine launched by Russia and our exit from Russia; inability to predict subscription renewal rates and their impact on our future revenue and operating results; existing and increased competition and rapidly evolving technological changes; fluctuation of our financial results, key metrics and other operating metrics; our transition from up front to annual billings for multi-year contracts; deriving a substantial portion of our net revenue from a small number of solutions, including our AutoCAD-based software products and collections; any failure to successfully execute and manage initiatives to realign or introduce new business and sales initiatives; net revenue, billings, earnings, cash flow, or new or existing subscriptions shortfalls; social and ethical issues relating to the use of artificial intelligence in our offerings; our ability to maintain security levels and service performance meeting the expectations of our customers, and the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate performance degradation and security breaches; security incidents or other incidents compromising the integrity of our or our customers’ offerings, services, data, or intellectual property; reliance on third parties to provide us with a number of operational and technical services as well as software; our highly complex software, which may contain undetected errors, defects, or vulnerabilities; increasing regulatory focus on privacy issues and expanding laws; governmental export and import controls that could impair our ability to compete in international markets or subject us to liability if we violate the controls; protection of our intellectual property rights and intellectual property infringement claims from others; the government procurement process; fluctuations in currency exchange rates; our debt service obligations; and our investment portfolio consisting of a variety of investment vehicles that are subject to interest rate trends, market volatility, and other economic factors. Our estimates as to tax rate are based on current tax law, including current interpretations of the Tax Cuts and Jobs Act, and could be affected by changing interpretations of that Act, as well as additional legislation and guidance around that Act.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Form 10-K and subsequent Forms 10-Q, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Autodesk

Autodesk is changing how the world is designed and made. Our technology spans architecture, engineering, construction, product design, manufacturing, media and entertainment, empowering innovators everywhere to solve challenges big and small. From greener buildings to smarter products to more mesmerizing blockbusters, Autodesk software helps our customers to design and make a better world for all. For more information, visit autodesk.com or follow @autodesk. #MakeAnything

Autodesk uses its investors.autodesk.com website as a means of disclosing material non-public information, announcing upcoming investor conferences and for complying with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website in addition to following our press releases, SEC filings and public conference calls and webcasts.

Autodesk, AutoCAD, AutoCAD LT, BIM 360 and Fusion 360 are registered trademarks of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and service offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.
© 2023 Autodesk, Inc. All rights reserved.

Autodesk, Inc.
Condensed Consolidated Statements of Operations
(In millions, except per share data)

	Three Months Ended April 30,
	2023	2022
	(Unaudited)
Net revenue:
Subscription	$1,193	$1,089
Maintenance	14	18
Total subscription and maintenance revenue	1,207	1,107
Other	62	63
Total net revenue	1,269	1,170
Cost of revenue:
Cost of subscription and maintenance revenue	96	84
Cost of other revenue	20	19
Amortization of developed technologies	11	14
Total cost of revenue	127	117
Gross profit	1,142	1,053
Operating expenses:
Marketing and sales	456	419
Research and development	327	289
General and administrative	132	120
Amortization of purchased intangibles	10	11
Total operating expenses	925	839
Income from operations	217	214
Interest and other income (expense), net	4	(19)
Income before income taxes	221	195
Provision for income taxes	(60)	(49)
Net income	$161	$146
Basic net income per share	$0.75	$0.67
Diluted net income per share	$0.75	$0.67
Weighted average shares used in computing basic net income per share	215	217
Weighted average shares used in computing diluted net income per share	216	219

Autodesk, Inc.
Condensed Consolidated Balance Sheets
(In millions)

	April 30, 2023	January 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,909	$1,947
Marketable securities	222	125
Accounts receivable, net	331	961
Prepaid expenses and other current assets	371	308
Total current assets	2,833	3,341
Long-term marketable securities	185	102
Computer equipment, software, furniture and leasehold improvements, net	140	144
Operating lease right-of-use assets	267	245
Intangible assets, net	426	407
Goodwill	3,624	3,625
Deferred income taxes, net	1,042	1,014
Long-term other assets	552	560
Total assets	$9,069	$9,438
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$127	$102
Accrued compensation	284	358
Accrued income taxes	104	33
Deferred revenue	3,189	3,203
Operating lease liabilities	74	85
Other accrued liabilities	148	219
Total current liabilities	3,926	4,000
Long-term deferred revenue	1,294	1,377
Long-term operating lease liabilities	328	300
Long-term income taxes payable	168	164
Long-term deferred income taxes	33	32
Long-term notes payable, net	2,282	2,281
Long-term other liabilities	141	139
Stockholders’ equity:
Common stock and additional paid-in capital	3,368	3,325
Accumulated other comprehensive loss	(200)	(185)
Accumulated deficit	(2,271)	(1,995)
Total stockholders’ equity	897	1,145
Total liabilities and stockholders' equity	$9,069	$9,438

Autodesk, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended April 30,
	2023	2022
	(Unaudited)
Operating activities:
Net income	$161	$146
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	33	38
Stock-based compensation expense	165	152
Deferred income taxes	(30)	(22)
Lease-related asset impairments	—	2
Other	(11)	27
Changes in operating assets and liabilities, net of business combinations:
Accounts receivable	630	332
Prepaid expenses and other assets	(32)	(23)
Accounts payable and other liabilities	(168)	(218)
Deferred revenue	(98)	(38)
Accrued income taxes	73	38
Net cash provided by operating activities	723	434
Investing activities:
Purchases of marketable securities	(342)	(29)
Sales and maturities of marketable securities	163	202
Capital expenditures	(9)	(12)
Purchases of intangible assets	(6)	(4)
Business combinations, net of cash acquired	(26)	(96)
Other investing activities	(10)	(30)
Net cash (used in) provided by investing activities	(230)	31
Financing activities:
Proceeds from issuance of common stock, net of issuance costs	71	67
Taxes paid related to net share settlement of equity awards	(82)	(70)
Repurchases of common stock	(512)	(457)
Net cash used in financing activities	(523)	(460)
Effect of exchange rate changes on cash and cash equivalents	(8)	(15)
Net decrease in cash and cash equivalents	(38)	(10)
Cash and cash equivalents at beginning of period	1,947	1,528
Cash and cash equivalents at end of period	$1,909	$1,518

Supplemental cash flow disclosure:
Non-cash financing activities:
Fair value of common stock issued to settle liability-classified restricted common stock	$1	$—
Fair value of common stock issued related to business combinations	$—	$10

Autodesk, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except per share data)

To supplement our condensed consolidated financial statements presented on a GAAP basis, we provide investors with certain non-GAAP measures including non-GAAP operating margin, non-GAAP income from operations, non-GAAP diluted net income per share, and free cash flow. For our internal budgeting and resource allocation process and as a means to evaluate period-to-period comparisons, we use non-GAAP measures to supplement our condensed consolidated financial statements presented on a GAAP basis. These non-GAAP measures do not include certain items that may have a material impact upon our future reported financial results. We use non-GAAP measures in making operating decisions because we believe those measures provide meaningful supplemental information regarding our earning potential and performance for management by excluding certain expenses and charges that may not be indicative of our core business operating results. For the reasons set forth below, we believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business. This allows investors and others to better understand and evaluate our operating results and future prospects in the same manner as management, compare financial results across accounting periods and to those of peer companies and to better understand the long-term performance of our core business. We also use some of these measures for purposes of determining company-wide incentive compensation.
There are limitations in using non-GAAP financial measures because non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis and also by providing GAAP measures in our public disclosures. The presentation of non-GAAP financial information is meant to be considered in addition to, not as a substitute for or in isolation from, the directly comparable financial measures prepared in accordance with GAAP. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures included in this presentation, and not to rely on any single financial measure to evaluate our business.

The following table shows Autodesk's GAAP results reconciled to non-GAAP results included in this release.

	Three Months Ended April 30,
	2023	2022
	(Unaudited)
GAAP operating margin	17%	18%
Stock-based compensation expense	13%	13%
Amortization of developed technologies	1%	1%
Amortization of purchased intangibles	1%	1%
Non-GAAP operating margin (1)	32%	34%

GAAP income from operations	$217	$214
Stock-based compensation expense	165	155
Amortization of developed technologies	9	13
Amortization of purchased intangibles	10	11
Acquisition-related costs	3	3
Lease-related asset impairments and other charges	—	1
Non-GAAP income from operations	$404	$397

GAAP diluted net income per share	$0.75	$0.67
Stock-based compensation expense	0.76	0.71
Amortization of developed technologies	0.05	0.06
Amortization of purchased intangibles	0.05	0.05
Acquisition-related costs	0.01	0.01
Discrete GAAP tax items	(0.03)	(0.04)
Income tax effect of non-GAAP adjustments	(0.04)	(0.03)
Non-GAAP diluted net income per share	$1.55	$1.43

Net cash provided by operating activities	$723	$434
Capital expenditures	(9)	(12)
Free cash flow	$714	$422
____________________
(1) Totals may not sum due to rounding.